Exhibit 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2013, by and between ABB Ltd, a corporation organized under the Laws of Switzerland (“Parent”), and the undersigned stockholders of Power-One, Inc., a Delaware corporation (the “Company”), set forth on Schedule A hereto (each a “Stockholder” and, collectively the “Stockholders”, and together with Parent, the “parties”).

WITNESSETH:

WHEREAS, Parent, Verdi Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger and pursuant to which all outstanding shares of Company Common Stock (defined below) and Company Preferred Stock (defined below)  and all outstanding Company Warrants (defined below)  will be converted into the right to receive the consideration set forth in the Merger Agreement;

WHEREAS, as of the date hereof each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of (i) the number of Common Shares set forth opposite the name of such Stockholder on Schedule A hereto, (ii) the number of Preferred Shares set forth opposite the name of such Stockholder on Schedule A hereto; and (iii) the number of Warrants set forth opposite the name of such Stockholder on Schedule A hereto;

WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, approved, for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”), this Agreement and the transactions contemplated hereby; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each Stockholder (in its capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)                                 “Acquisition Proposal” shall have the meaning ascribed thereto in the Merger Agreement.

(b)                                 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.  Notwithstanding the foregoing, for purposes of this Agreement only, (i) the Company, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Stockholders and (ii) none of the Stockholders shall be considered Affiliates of any portfolio company in which the Stockholders or any of their Affiliated entities have made a debt or equity investment.

(c)                                  “Agreement” shall have the meaning set forth in the preamble.

(d)                                 “Antitrust Laws” shall have the meaning ascribed thereto in the Merger Agreement.

(e)                                  “Business Day” shall have the meaning ascribed thereto in the Merger Agreement.

(f)                                   “Closing” shall mean “Merger Closing” as such term is defined in the Merger Agreement.

(g)                                  “Closing Date” shall mean “Merger Closing Date” as such term is defined in the Merger Agreement.

(h)                                 “Common Shares” shall mean, with respect to any Stockholder, (i) all shares of Company Common Stock owned by such Stockholder as of the date hereof and (ii) all additional shares of Company Common Stock of which such Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by means of purchase, dividend, distribution, stock split, split-up, merger, consolidation, reorganization, recapitalization, combination, exchange or similar transaction or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise).

(i)                                     “Company” shall have the meaning set forth in the preamble.

(j)                                    “Company Board” shall have the meaning ascribed thereto in the Merger Agreement.

(k)                                 “Company Common Stock” shall have the meaning ascribed thereto in the Merger Agreement.

(l)                                     “Company Preferred Stock” shall have the meaning ascribed thereto in the Merger Agreement.

(m)                             “Company Warrants” shall have the meaning ascribed thereto in the Merger Agreement.

(n)                                 “Delaware Court of Chancery” shall have the meaning set forth in Section 16(j) hereof.

(o)                                 “DGCL” shall have the meaning set forth in the recitals.

(p)                                 “Effective Time” shall have the meaning ascribed thereto in the Merger Agreement.

(q)                                 “Encumbrance” shall have the meaning set forth in Section 7(a) hereof.

(r)                                    “Exchange Act” shall have the meaning set forth in the recitals.

(s)                                   “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) the date and time the Merger Agreement is terminated in accordance with its terms and provisions, (iii) the effectiveness of a mutual written agreement of the parties hereto to terminate this Agreement, and (iv)

such date and time as any amendment, modification, or waiver to the Merger Agreement as such agreement is in effect on the date hereof is effected without the Stockholders’ prior written consent that (A) reduces the Merger Consideration or Warrant Payment, (B) changes the form of the Merger Consideration or Warrant Payment or (C) (1) adds new conditions precedent or expands upon the conditions precedent to the Merger, (2) impedes or materially delays the consummation of the Merger and the other transactions to occur on the Closing Date such that the Merger or such other transactions would not reasonably be expected to be consummated prior to the Outside Date, and only if the Outside Date has been extended pursuant to Section 8.1(b)(i) of the Merger Agreement as such agreement is in effect on the date hereof, the Termination Date, or (3) amends Section 8.1(b) of the Merger Agreement or the definitions used therein in a manner that is materially adverse to the Stockholders in their capacity as such.

(t)                                    “Governmental Authority” shall have the meaning ascribed thereto in the Merger Agreement.

(u)                                 “HSR Act” shall have the meaning ascribed thereto in the Merger Agreement.

(v)                                 “Indemnification Agreement” shall mean those certain Indemnification Agreements, by and between the Company and each of the individuals signatories thereto, dated May 8, 2009, as amended.

(w)                               “Law” shall have the meaning ascribed thereto in the Merger Agreement.

(x)                                 “Letter Agreement” shall mean that certain Letter Agreement by and among the Company and the Stockholders, dated as of the date hereof, as amended.

(y)                                 “Merger” shall have the meaning set forth in the recitals.

(z)                                  “Merger Agreement” shall have the meaning set forth in the recitals.

(aa)                          “Merger Consideration” shall have the meaning ascribed thereto in the Merger Agreement.

(bb)                          “Merger Sub” shall have the meaning set forth in the recitals.

(cc)                            “Non-Recourse Party” shall have the meaning set forth in Section 16(q) hereof.

(dd)                          “Outside Date” shall have the meaning ascribed thereto in the Merger Agreement.

(ee)                            “parties” shall have the meaning set forth in the preamble.

(ff)                              “Parent” shall have the meaning set forth in the preamble.

(gg)                            “Permitted Transfer” shall mean a Transfer of Shares or Warrants by a Stockholder to any Affiliate of such Stockholder if the transferee of such Shares or Warrants evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms hereof to the same effect as such transferring Stockholder.  Notwithstanding the foregoing, each of the Stockholders may from time to time Transfer among and between themselves any of the Shares or Warrants and each such Transfer shall be deemed a Permitted Transfer.

(hh)                          “Person” shall have the meaning ascribed thereto in the Merger Agreement.

(ii)                                  “Preferred Shares” shall mean, with respect to any Stockholder, (i) all shares of Company Preferred Stock owned by such Stockholder as of the date hereof and (ii) all additional shares of Company Preferred Stock of which such Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by means of purchase, dividend, distribution, stock split, split-up, merger, consolidation, reorganization, recapitalization, combination, exchange or similar transaction or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise).

(jj)                                “Proxy” shall have the meaning set forth in Section 3(b) hereof.

(kk)                          “Representative” shall have the meaning ascribed thereto in the Merger Agreement.

(ll)                                  “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, by and among the Company and the Stockholders, dated May 8, 2009, as amended.

(mm)                  “Schedule 13D” means the Schedule 13D relating to the Company Common Stock filed by the Stockholders, Silver Lake Technology Associates Sumeru, L.P. and SLTA Sumeru (GP), L.L.C on May 8, 2009, as amended.

(nn)                          “Securities Act” shall have the meaning set forth in Section 7(a) hereof.

(oo)                          “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, by and among the Company and the Stockholders, dated April 23, 2009, as amended.

(pp)                          “Series C Preferred Stock” shall have the meaning ascribed thereto in the Merger Agreement.

(qq)                          “Shares” shall mean Common Shares and Preferred Shares.

(rr)                                “Stockholder” shall have the meaning set forth in the preamble.

(ss)                              “Stockholders’ Meeting” shall have the meaning ascribed thereto in the Merger Agreement.

(tt)                                “Superior Proposal” shall have the meaning ascribed thereto in the Merger Agreement.

(uu)                          “Termination Date” shall have the meaning ascribed thereto in the Merger Agreement.

(vv)                          “Third Party” shall have the meaning ascribed thereto in the Merger Agreement.

(ww)                      “Total Warrant Payment” shall have the meaning ascribed thereto in the Merger Agreement in effect on the date hereof.

(xx)                          “Transaction Fee Agreement” shall mean that Transaction Fee Agreement between the Company and Silver Lake Management Company Sumeru, L.L.C., a Delaware limited liability corporation, dated May 8, 2009, as amended.

(yy)                          “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share or a Warrant if such Person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of such Share or Warrant or any interest in such Share or Warrant in any manner, for or without consideration, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, tender of or other disposition of such Share or Warrant or any interest therein in any manner, for or without consideration, provided, that, for the avoidance of doubt, “Transfer” does not include granting a proxy or voting or consent instructions with respect to any matter other than those specified in clauses (i) and (ii) of Section 3(a).

(zz)                            “Warrants” shall mean, with respect to any Stockholder, (i) all Company Warrants owned by such Stockholder as of the date hereof and (ii) all additional warrants, options or similar instruments of the Company which such Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

(aaa)                   “Warrant Payment” shall have the meaning ascribed thereto in the Merger Agreement in effect on the date hereof.

2.                                      Transfer of Shares and Warrants.

(a)                                 Transfer Restrictions. Prior to the Expiration Date of this Agreement, no Stockholder shall Transfer (or cause or permit the Transfer of) any Shares or Warrants (or enter into any agreement or arrangement relating to the Transfer of any Shares or Warrants) except (i) to Parent or with Parent’s prior written consent (which consent may be granted or withheld in Parent’s sole discretion) or (ii) to a transferee pursuant to a Permitted Transfer.  Any Transfer, or purported Transfer, of Shares or Warrants in breach or violation of this Agreement shall be void and of no force or effect.

(b)                                 Transfer of Voting Rights.  Without limiting the generality of Section 2(a), each Stockholder agrees, prior to the Expiration Date of this Agreement, not to deposit (or cause or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Shares or take any similar action in contravention of the obligations of the Stockholder under this Agreement.

3.                                      Agreement to Vote Shares; Irrevocable Proxy.

(a)                                 At every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder (in such Stockholder’s capacity as such), to the extent not so voted by the Person(s) appointed under a Proxy shall, or shall cause the holder of record on any applicable record date to, vote all Shares as to which such Stockholder has sole or shared voting power and is entitled to vote or act by written consent:

(i)                                     in favor of (A) the approval and adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated and (B) any adjournment, recess, delay or postponement recommended by the Company (and not publicly opposed by Parent) with respect to any stockholder meeting with respect to the Merger Agreement and the Merger; and

(ii)                              against any of the following actions and matters (other than those in furtherance of the Merger and the Merger Agreement): (A) any merger, consolidation, business combination, material sale of assets, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any extraordinary dividend, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (E) any Acquisition Proposal with respect to the Company, or (F) any other action or matter that (1) would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the timely consummation of the Merger or any other transactions contemplated by the Merger Agreement or (2) would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement.

The Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) that are at any time or from time to time presented for consideration to the Company’s stockholders.  For the avoidance of doubt, clauses (i) and (ii) of this Section 3(a) shall not apply to votes, if any, solely on the election or removal of directors as recommended by the Company’s Board of Directors (provided such recommendation is not in violation of the terms of the Merger Agreement).

(b)                                 In furtherance of the agreements herein and concurrently with the execution of this Agreement, each Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (each such proxy, a “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to all of such Stockholder’s Shares.

(c)                                  Each Stockholder has taken all action necessary to revoke any previously granted proxies in respect of its Shares and no subsequent proxies will be given.

(d)                                 Each Stockholder hereby acknowledges that the Proxy is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement.  Each Stockholder hereby further acknowledges that the Proxy is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked.  Such Proxy shall be executed by each Stockholder on the date hereof and is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL until the termination of this Agreement in accordance with its terms.

(e)                                  Subject to Section 11 below, each Stockholder hereby agrees that it shall not, and shall cause each of its controlled Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) (other than the group that it is currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement)) with respect to any Shares or any other securities of the Company for the purpose of opposing or competing with the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement.

(f)                                   The Stockholder shall not enter into any agreement with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.                                      Certain Matters.  Upon receipt of written notice from the Company (such notice to be executed by both Parent and the Company) no less than three (3) Business Days prior to the Closing, which notice specifies the date on which the Closing is expected to occur and requests the surrender of all Company Warrants to the Company on or prior to the Closing Date, each Stockholder that holds Warrants agrees to use its reasonable best efforts to surrender its Warrants to the Company on or prior to the Closing Date in exchange for receipt of its portion of the Total Warrant Payment contemplated by Section 3.1(e) of the Merger Agreement.  The failure of any Stockholder to surrender its Warrants to the Company shall not delay or impair the right of such Stockholder to receive its portion of the Total Warrant Payment.  Each of the parties hereto agrees that, subject to the Closing and effective only as of the Effective Time, each Warrant then outstanding shall be converted automatically into the right to receive an amount in cash equal to the Warrant Payment, without interest, in accordance with the Merger Agreement.  Upon receipt of such payment, all Company Warrants then outstanding shall automatically be cancelled without any further action on the part of the Company or the Stockholders and regardless of whether such Company Warrants were surrendered to the Company.  Parent shall use reasonable best efforts to cause the Paying Agent to transfer to the Stockholders on the Closing Date immediately available proceeds by wire transfer in an amount equal to the sum of the Total Warrant Payment and the Merger Consideration payable to the Stockholders in respect of their Shares.

5.                                      Agreement Not to Exercise Appraisal Rights.  Each Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Shares that may arise in connection with the Merger or the Merger Agreement.

6.                                      Directors and Officers.  It is understood that each Stockholder enters into this Agreement solely in such Stockholder’s capacity as a stockholder of the Company.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be construed as preventing or limiting a director, officer or employee of a Stockholder or affiliate of a Stockholder, who is a director or officer of the Company, from taking (or omitting to take) any action in such capacity or fulfilling the obligations of such office, including by performing the obligations required by the fiduciary obligations of such director, officer or employee of a Stockholder or affiliate of a Stockholder, in his or her capacity as a director or officer of the Company, in such person’s sole discretion on any matter.  For the avoidance of doubt, nothing in this Agreement shall modify any of the rights or obligations under the Merger Agreement.

7.                                      Representations and Warranties of the Stockholders.  Each Stockholder hereby covenants, represents and warrants to Parent, severally and not jointly, and solely as to itself and its Shares, as follows:

(a)                                 Ownership.  Such Stockholder (i) other than as may be described on the Schedule 13D, is the sole beneficial owner of, and has good, valid and marketable title to, the Shares and Warrants set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all liabilities, liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares and Warrants (collectively, “Encumbrances”) except for restrictions on Transfer under the Securities Act of 1933, as amended (the “Securities Act”) or Encumbrances arising hereunder; (ii) does not own as of the date hereof, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Shares and Warrants set forth on Schedule A hereto; and (iii) has the right to vote, dispose of and exercise and holds power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement with respect to all of such Stockholder’s Shares and Warrants, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(b)                                 Organization.  Such Stockholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

(c)                                  Power; Binding Agreement.  Such Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and the Proxy, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder (or its general partner), and no other actions or proceedings on the part of such Stockholder (or its general partner) are necessary to authorize the execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(d)                                 No Conflicts.  None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by each Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of such Stockholder or (B) any agreement to which such Stockholder is a party or by which such Stockholder’s Shares or Warrants are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any Law applicable to such Stockholder or any of such Stockholder’s Shares or Warrants (other than filings required pursuant to the Exchange Act or similar laws), except, in the case of (i)(B) or (ii) above, as would not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)                                  No Broker’s or Finder’s Fee.  No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of such Stockholder.

(f)                                   No Other Agreements.  The Transaction Fee Agreement, the Securities Purchase Agreement, the Registration Rights Agreement, the Company Warrants, the Indemnification Agreement and the Letter Agreement are the only agreements between the Stockholders or any of their respective management companies (as set forth in Item 2 of the Schedule 13D) on the one hand, and the Company or any of its Subsidiaries, on the other, that are still in effect.  All such agreements will terminate on or prior to the Closing Date, and no obligations of the Company under such agreements (or under any other agreements of any kind whatsoever) will survive after the Closing Date, other than the indemnification obligations of the Company in the Indemnification Agreement and under Section 3 of the Transaction Fee

Agreement, the obligation of the Company under Section 2 of the Transaction Fee Agreement to reimburse the Stockholders for Out-of Pocket Expenses (as defined in the Transaction Fee Agreement) and all obligations of the Company under the Letter Agreement (which shall remain in full force and effect).  Other than as set forth in Section 2 and Section 3 of the Transaction Fee Agreement, in the Indemnification Agreement and the Letter Agreement, neither any Stockholder nor any of their respective management companies (as set forth in Item 2 of the Schedule 13D) is entitled to, nor does any such Person have any right to receive or claim, any payment or indemnification of any kind from the Company or any of its Subsidiaries.

(g)                                  Absence of Litigation.  As of the date hereof, there is no action, arbitration, claim, proceeding, suit or investigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Authority, except, as would not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(h)                                 Reliance by Parent.  Such Stockholder has received and reviewed a copy of the Merger Agreement.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

8.                                      Representations and Warranties of Parent.  Parent hereby covenants, represents and warrants to the Stockholders as follows:

(a)                                 Ownership.  Other than as a result of this Agreement and the Proxy, Parent does not own, beneficially or of record, of any securities of the Company (including but not limited to Company Common Stock, Company Preferred Shares and Company Warrants) reportable under Section 13 of the Exchange Act.

(b)                                 Organization.  Parent is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

(c)                                  Power; Binding Agreement.  Parent has the legal capacity and all requisite power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent, and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby.  This Agreement has been duly and validly authorized, executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(d)                                 No Conflicts.  None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Parent or (B) any Contract to which Parent is a party or by which Parent’s assets, properties or rights may be bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any Law applicable to Parent (other than filings required pursuant to the Exchange Act or similar Laws), except, in the case of (i)(B) or (ii) above, as would not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)                                  Broker’s or Finder’s Fee.  Other than Credit Suisse, whose fees and expenses shall be borne solely by Parent, no broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Parent.

(f)                                   Absence of Litigation.  As of the date hereof, there is no action, arbitration, claim, proceeding, suit or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub before or by any Governmental Authority, except, as would not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.                                      No Legal Actions.  Each Stockholder agrees that such Stockholder shall not, in Stockholder’s capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or join any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholders, and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

10.       Conversion to Company Common Stock.  At any time after the date hereof, upon receipt of the written request of the Company reasonably in advance of the record date established in respect of the Stockholders’ Meeting, each Stockholder shall promptly take all reasonable actions identified in such written request (which may include the filing of a notification and report form by the Stockholders under the HSR Act and filings required under all other applicable Antitrust Laws) necessary to permit the automatic conversion of the number of shares of Series C Preferred Stock specified in such written request into Company Common Stock (as permitted by Section 5(c) of the Certificate of Designation of the Series C Preferred Stock); provided that in no event shall the number of shares of Company Common Stock issuable pursuant to such conversion exceed such number of shares of Company Common Stock, the issuance of which would require approval by the stockholders of the Company under the applicable rules of the NASDAQ Stock Market.  Notwithstanding anything to the contrary contained herein, the automatic conversion of shares of Series C Preferred Stock into Company Common Stock described in the immediately preceding sentence shall be expressly contingent upon compliance with, and subject to, (i) receipt, termination or expiration of the waiting period, consent or approval under the HSR Act and (ii) receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under all other applicable Antitrust Laws.

11.                               Non-Solicitation.  Each Stockholder shall not and shall cause its Representatives not to directly or indirectly (a) solicit, initiate, or knowingly encourage the submission of, any Acquisition Proposal, (b) publicly approve or recommend, or publicly propose that the Company approve or recommend, any Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to or accept any Acquisition Proposal, (d) other than to inform any Person of the existence of the provisions contained herein or in Section 6.5 of the Merger Agreement, participate or engage in any discussions or negotiations with, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, (e) make any public statement or proposal inconsistent with the Company Board Recommendation, or (f) agree to do any of the foregoing; provided, however, that notwithstanding the foregoing, each Stockholder may, and may authorize and permit any of its Affiliates and/or Representatives to (i) enter into discussions or negotiations with respect to the Stockholders’ entry into a voting, tender, support or other similar agreement with respect to an Acquisition Proposal (and keep the Company informed of the status of such discussions or negotiations, including, providing confirmation to the Company of such Stockholders’ willingness to enter into such voting, tender, support or other similar agreement) if requested to do so by the Company or its Representatives but only to the extent the Company, its Subsidiaries or their respective Affiliates and/or Representatives are permitted, under Section 6.5 of the Merger Agreement, to have discussions or negotiations with respect to such Acquisition Proposal and/or (ii) take any actions necessary to comply with all applicable Laws, including its obligations under Section 13(d) of the Exchange Act.  Notwithstanding any other provisions of this Agreement (including Sections, 2 and 3, and this Section 11), each Stockholder may enter into any voting, tender, support or similar agreement with respect to an Acquisition Proposal concurrently with the Company terminating the Merger Agreement pursuant to Section 6.5(d) and entering into a definitive agreement with respect to such Acquisition Proposal; provided, however, that such voting, tender, support or similar agreement shall not contain terms that are in the aggregate (taking into account any changes to the transaction structure or form of consideration) materially more favorable to the counterparty to such agreement than the terms set forth in this Agreement and, for the avoidance of doubt, it shall be deemed materially more favorable to the counterparty if any such agreement does not terminate on the same date that the definitive agreement with respect to such Acquisition Proposal is terminated.  For the avoidance of doubt, no officer, director, employee, agent or advisor of the Company, its Subsidiaries or Affiliates (in each case, in their capacities as such) shall be deemed to be a representative or Affiliate of any Stockholder for purposes of this Section 11.

12.                               Reimbursement.  The aggregate amount of the Out-of-Pocket Expenses (as defined in the Transaction Fee Agreement) incurred or to be incurred by the Stockholders and their respective Affiliates for which the Stockholders have sought or shall seek to be reimbursed by the Company for the period from December 31, 2012 through the date hereof, do not in any event exceed $260,000 in the aggregate.

13.                               No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to each Stockholder.

14.                               Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Stockholder shall, and hereby does authorize and instruct the Company or its counsel to notify the Company’s transfer agent that, from the date hereof until the Expiration Date, there is a stop transfer order with respect to all of the Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Shares until the Expiration Date); provided, however, that (i) if this Agreement is terminated in accordance with Section 15 hereof or (ii) immediately following the Closing (and in any event within such time as would not delay receipt by the Stockholders of the Merger Consideration), the foregoing authorization and instruction shall be null and void and shall have no further force or effect.

15.                               Termination.  This Agreement and each Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate, shall be null and void and shall have no further force or effect as of the Expiration Date, and upon such termination no party hereto shall have any further obligations or liabilities under this Agreement.  Notwithstanding the foregoing, nothing set forth in this Section 15 shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any Intentional Breach of this Agreement prior to such termination.  This Section 15 and Sections 1, 6, and 16 (as applicable) shall survive any termination of this Agreement and Section 4 shall survive the termination of this Agreement if this Agreement is terminated pursuant to clause (i) in the definition of the “Expiration Date”.

16.                               Miscellaneous.

(a)                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect, provided, that the substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  In the event a court of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by applicable Law, the original intent of the parties hereto with respect to such provision.

(b)                                 Binding Effect and Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without prior written consent of the other parties except (i) that Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned subsidiaries of Parent and (ii) any Stockholder may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more transferees in connection with a Permitted Transfer. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns and the provisions of this Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as provided under Section 16(q) below.

(c)                                  Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d)                                 Specific Performance; Injunctive Relief.  The parties hereto acknowledge that each party shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein by the other party.  Therefore, it is agreed that, in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto shall have the right to enforce such covenants and agreements pursuant to a temporary restraining order, specific performance, injunctive relief or by any other means available in equity, without the requirement of posting a bond or other security.  Each party hereto further agrees that a party may only seek monetary remedies if the foregoing remedies are unavailable or are inadequate to remedy such violation or non-performance of any such covenant or agreement.  The parties agree that under no circumstances shall any party hereto be permitted or entitled to receive a duplicative grant of specific performance and payment of monetary remedies.  Subject to the provisions of this Section 16(d), all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(e)                                  Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient); provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16(e)):

If to Parent:

ABB Ltd
Affolternstrasse 44
8050 Zurich Switzerland

Attention: Diane de Saint Victor, General Counsel

Telecopy No.: + 41 43 317 71 11

E-mail: diane.desaintvictor@ch.abb.com

with copies (which shall not constitute notice or constructive  notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:  Neil Q. Whoriskey

David Leinwand
Telecopy No.:  (212) 225-3999
E-mail:  nwhoriskey@cgsh.com; dleinwand@cgsh.com

If to the Stockholder:

c/o Silver Lake Sumeru Fund, L.P.

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

Attention:  Karen King

Telecopy No.:  (650) 234-2502

E-mail:  karen.king@silverlake.com

with a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:  Rich Capelouto

Telecopy No.:  (650) 251-5002

E-mail:  rcapelouto@stblaw.com

(f)                                   Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)                                  No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(h)                                 No Third Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto, except for Section 16(q), which shall be enforceable by each Non-Recourse Party.

(i)                                     Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(j)                                    Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court; (b) (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 16(j) shall affect the right of any party to serve legal process in any other manner permitted by Law and (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).  Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(k)                                 Waiver of Jury Trial.  Parent and each Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent or any Stockholder in the negotiation, administration, performance and enforcement thereof.

(l)                                     Rules of Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m)                             Entire Agreement.  This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

(n)                                 Interpretation.

(i)                                     Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii)                                  The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(iii)                               Words describing the singular number shall be deemed to include the plural and vice versa, and words denoting any gender shall be deemed to include all genders.

(o)                                 Expenses.  Except as specified in Section 10 above, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(p)                                 Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(q)                                 No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

PARENT

ABB LTD

By:	/s/ Dr. Ulrich Spiesshofer
Name:	Dr. Ulrich Spiesshofer
Title:	Member of the Group Executive Committee

By:	/s/ Diane de Saint Victor
Name:	Diane de Saint Victor
Title:	Member of the Group Executive Committee

[Signature Page to Voting Agreement]

STOCKHOLDERS

SILVER LAKE SUMERU FUND, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES
SUMERU, L.P., its general partner

By:	SLTA SUMERU (GP), L.L.C., its general partner

By:	/s/ Kyle T. Ryland
Name:	Kyle T. Ryland
Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS SUMERU, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES
SUMERU, L.P., its general partner

By:	SLTA SUMERU (GP), L.L.C., its general partner

By:	/s/ Kyle T. Ryland
Name:	Kyle T. Ryland
Title:	Managing Director

[Signature Page to Voting Agreement]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Power-One, Inc., a Delaware corporation (the “Company”), hereby, as of April 21, 2013, irrevocably (to the fullest extent permitted by law) appoints ABB Ltd, a corporation organized under the Laws of Switzerland (“Parent”), acting through any two of its authorized signatories (provided that any such signatory is an Affiliate of Parent and is acting on its behalf), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) and (ii) in the fourth paragraph of this Irrevocable Proxy.  Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until the Expiration Date, provided, that the undersigned may grant subsequent proxies with respect to any matter other than those discussed in clauses (i) and (ii) in the fourth paragraph of this Irrevocable Proxy.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by Section 212 of the DGCL, is coupled with an interest sufficient in law and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned Stockholder (the “Voting Agreement”), and is granted as a condition and inducement to the willingness of Parent, Verdi Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) to enter into that certain Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub and the Company.  The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger and pursuant to which all outstanding shares of Company Common Stock will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) the date and time the Merger Agreement is terminated in accordance with its terms and provisions, (iii) the effectiveness of a mutual written agreement of the parties hereto to terminate this Agreement, and (iv) such date and time as any amendment, modification, or waiver to the Merger Agreement as such agreement is in effect on the date hereof is effected without the Stockholders’ prior written consent that (A) reduces the Merger Consideration or Warrant Payment, (B) changes the form of the Merger Consideration or Warrant Payment or (C) (1) adds new conditions precedent or expands upon the conditions precedent to the Merger, (2) impedes or materially delays the consummation of the Merger and the other transactions to occur on the Closing Date such that the Merger or such other transactions would not reasonably be expected to be consummated prior to the Outside Date, and only if the Outside Date has been extended pursuant to Section 8.1(b)(i) of the Merger Agreement as such agreement is in effect on the date hereof, the Termination Date, or (3) amends Section 8.1(b) of the Merger Agreement or the definitions used therein in a manner that is materially adverse to the Stockholders in their capacity as such.    All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Voting Agreement.

1

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i)                                     in favor of (A) the approval and adoption of the Merger Agreement (as it may be modified or amended from time to time), the approval of the Merger and the other transactions contemplated by the Merger Agreement and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated and (B) any adjournment, recess, delay or postponement recommended by the Company (and not publicly opposed by Parent) with respect to any stockholder meeting with respect to the Merger Agreement and the Merger; and

(ii)                                  against any of the following actions and matters (other than those in furtherance of the Merger and the Merger Agreement): (A) any merger, consolidation, business combination, material sale of assets, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any extraordinary dividend, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (E) any Acquisition Proposal with respect to the Company, or (F) any other action or matter that (1) would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the timely consummation of the Merger or any other transactions contemplated by the Merger Agreement or (2) would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter.  The undersigned Stockholder may vote the Shares in its sole discretion on all other matters.  For the avoidance of doubt, clauses (i) and (ii) in the fourth paragraph of this Irrevocable Proxy shall not apply to votes, if any, on the election or removal of directors as recommended by the Company’s Board of Directors (provided such recommendation is not in violation of the terms of the Merger Agreement).

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[Remainder of page left intentionally blank]

2

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the date first above written.

STOCKHOLDER

SILVER LAKE SUMERU FUND, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES
SUMERU, L.P., its general partner

By:	SLTA SUMERU (GP), L.L.C., its general partner

By:

Name:

Title:

[Signature Page to Irrevocable Proxy]

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the date first above written.

STOCKHOLDER

SILVER LAKE TECHNOLOGY INVESTORS SUMERU, L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES
SUMERU, L.P., its general partner

By:	SLTA SUMERU (GP), L.L.C., its general partner

By:

Name:

Title:

[Signature Page to Irrevocable Proxy]

SCHEDULE A

As of April 21, 2013

Stockholder	Common Shares	Preferred Shares	Warrants
Silver Lake Sumeru Fund, L.P.	17,357,037	36,078	8,628,941
Silver Lake Technology Investors Sumeru, L.P.	142,963	297	71,059